EXHIBIT 99.2

HELEN OF TROY, LTD

Moderator: Robert Spear

05-10-11/10:00 am CT

Confirmation # 8172329

HELEN OF TROY, LTD

Moderator: Robert Spear

May 10, 2011

10:00 am CT

Operator:  Good morning ladies and gentlemen and welcome to today’s Helen of Troy fourth quarter and year end conference call for fiscal 2011. Today’s conference is being recorded. At this time, all participants are in a listen-only mode. A question and answer session will follow today’s presentation.

Our speakers for this morning’s conference are Gerald Rubin, Chairman, Chief Executive Officer and President; Thomas Benson, Senior Vice President and Chief Financial Officer; and Robert Spear, Senior Vice President and Chief Information Officer. I will now turn the conference over to Mr. Spear. Please go ahead, sir.

Robert Spear:  Good morning, everyone and welcome to Helen of Troy’s fourth quarter and year end conference call for fiscal year 2011.

The agenda for this morning’s conference call is as follows: we’ll have a brief forward-looking statement review followed by Mr. Rubin who will discuss our fourth quarter and year end earnings release and related results of operation for Helen of Troy, followed by a financial review of our income statement and balance sheet for the quarter by Tom Benson, our Chief Financial Officer, and finally we’ll open it up for question and answers for those of you with any further questions.

Safe Harbor Statement: this conference call may contain certain forward-looking statements that are based on management’s current expectations with respect to future events or financial performance. A number of risks or uncertainties that could cause actual results to differ materially from historical or anticipated results.

Generally, the words “anticipates”, “believes”, “expects”, and other similar words identify forward-looking statements. Forward-looking statements are subject to risks that could cause such statements to differ materially from actual.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than non-GAAP financial information disclosed by other companies. The company cautions listeners to not place undue reliance on the forward-looking statements or non-GAAP information.

Before I turn the conference call over to our Chairman, Mr. Rubin, I would like to inform all interested parties that a copy of today’s earnings release has been posted to our website at www.hotus.com.

The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be accessed by selecting the Investor Relations tab on our homepage and then the news tab.

I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO, and President of Helen of Troy.

Gerald Rubin:  Thank you, Bob and good morning to everybody. Helen of Troy Limited today reported record fourth quarter net sales revenue and net income and record net sales revenue and net income for the fiscal year ending February 28, 2011.

Fourth quarter net sales revenue increased 55.8% to $237 million from $152 million in the same period of the prior year. Fourth quarter net sales revenue in the Housewares segment increased 9.1% to $54,557,000 compared to $50 million for the same period last year demonstrating the continued strength of our OXO brands.

Net sales revenue in the Personal Care segment increased 11% to $113,362,000 in the fourth quarter compared to $102,133,000 for the same period last year. Fiscal year net sales revenue increased 20% to $777 million from $647,626,000 in the prior fiscal year.

Net sales revenue in the Housewares segment for the fiscal year increased 9.2% to $216,681,000 compared to $198,475,000 for the same period last year. Net sales revenue in the Personal Care segment for the fiscal year increased 9.4% to $491,215,000 compared to $449,151,000 for the same period last year primarily reflecting the acquisition of the Pert Plus and Sure business on March 31, 2010.

Net income for the fourth quarter was $24,382,000 or 77 cents per fully diluted share compared to $16,664,000 or 54 cents per fully diluted share in the prior year fourth quarter an increase in net income of 46.3%.

Net income for the fiscal year was $93,305,000 million or $2.98 per fully diluted share compared to $71,817,000 or $2.32 per fully diluted share in the prior fiscal year, an increase in net income of 29.9%.

We are very pleased with our record fourth quarter and record fiscal year results. We continue to make progress in achieving our strategic business objectives initiated during the past year. During the fourth quarter, we completed the acquisition of the Kaz business giving us entry into exciting new product categories under the well-known and recognized Vicks, Braun, and Honeywell brand names.

Our ongoing efforts to improve our gross profit margin and gain operating efficiencies are reflected in our results for the full year.

We plan to continue to implement the following specific initiatives for fiscal 2012 with the goal of achieving net sales revenue and net income growth: continued growth and expansion of the OXO product lines; continued investment in new product line development and introductions to gain market share; integration and development of our new Kaz business; continued sourcing and product cost management initiative to offset expected commodity and inbound transportation cost increases; and, continued implementation of productivity initiatives to reduce operating expenses.

We are confident that we will continue to be an innovative market leader in serving our retail partners and consumers in the years to come.

I now would like to turn this conference call over to Tom Benson, our CFO, for the financial review.

Tom Benson:  Thank you, Jerry, and good morning, everyone. On December 31, 2010, we completed the acquisition of Kaz Inc., a provider of a broad range of consumer products in the Healthcare and Home Environment product categories.

Significant products include humidifiers, de-humidifiers, vaporizers, thermometers, air purifiers, fans, portable heaters, heating pads and electronic mosquito traps. Kaz’s brands include Vicks, Braun, Honeywell, Kaz, Smart-Temp, SoftHeat, Duracraft, Dunlap, Stinger and NOsquito.

The Kaz business is a new segment to our business and is referred to as our Healthcare and Home Environment segment. Two months of operations for the Healthcare and Home Environment segment are included in the financial results for the quarter ended February 28, 2011.

In the fourth quarter, we experienced a year-over-year net sales revenue increase of $84.9 million or 55.8%. Gross profit margin declined by one percentage point year-over-year due to the impact of the Kaz acquisition.

Fourth quarter selling, general and administrative expense as a percentage of net sales revenue decreased by 0.8 percentage points compared to the same period last year.

Fourth quarter net income was $24,400,000 or 77 cents per fully diluted share compared to $16.7 million or 54 cents per fully diluted share for the same period last year. This represents an increase in net income and earnings per fully diluted share of 46.3% and 42.6% respectively.

Net sales revenue for the fourth quarter of fiscal 2011 was $237.1 million compared to $152.2 million in the prior year fourth quarter. This is a dollar increase of $84.9 million and a percentage increase of 55.8%.

The increase in net sales revenue reflects two months of sales from the Kaz acquisition, three months of incremental sales from the Pert and Sure acquisition completed on March 31, 2010 and continued organic growth in our Housewares segment despite the still difficult retail sales environment.

Operating income before impairments for the fourth quarter fiscal 2011 was $31.5 million which is 13.3% of net sales, compared to $20.6 million which is 13.5% of the net sales in the prior year quarter.

This represent a dollar increase of $10.9 million and a percentage increase of 53%. The increase in operating income before impairment primarily reflects the impact of sales growth, improvement in the gross profit margin of the Personal Care segment year-over-year, and lower overall SG&A expenses as a percentage of sales.

Net income for the fourth quarter of fiscal 2011 was $24.4 million, which is 10.3% of net sales, compared to $16.7 million, which is 11% of net sales in the prior year fourth quarter. This is a dollar increase of $7.7 million and a percentage increase of 46.3%.

Diluted earning per share for the fourth quarter of fiscal 2011 was 77 cents compared to 54 cents in the prior year fourth quarter. This is a 23 cent increase and it’s a percentage increase of 42.6%. The increase in the fourth quarter earnings per share is primarily due to sales growth, lower SG&A as a percentage of sales, and a lower effective tax rate.

Now I’ll provide a more detailed review of various components of our financial performance.

Products in our Personal Care segment include hair dryers, straightening irons, curling irons, thermal brushes, massagers, spa products, foot baths, hair brushes and accessories, liquid hair care and styling product, men’s fragrances, men and women’s antiperspirants and deodorants, foot powder, body powder and skin care products. Key brands in this segment include Revlon, Vidal Sassoon, Hot Tools, Dr. Scholl’s, Pro Beauty Tools, Brut, Ammens, Infusium 23, Pert Plus and Sure.

Personal Care net sales for the fourth quarter of fiscal 2011 was $113.4 million, compared to $102.1 million in the prior year fourth quarter. This is a dollar increase of $11.3 million and a percentage increase of 11.1%. The growth in Personal Care net sales revenue reflects incremental sales from the Pert and Sure acquisition partially offset by a still difficult retail sales environment.

Our Housewares segment consists of the OXO business. OXO is a leader in providing innovative consumer product tools in a variety of areas including kitchen, cleaning, storage and organization. Brands that we sell include OXO Good Grips, OXO Steel, OXO Soft Works, OXO Touchables and OXO Tot.

Housewares net sales revenue for the fourth quarter of fiscal 2011 was $54.6 million compared to $50 million in the prior year fourth quarter. This is a dollar increase of $4.5 million or 9%. Sales growth was driven primarily by new product introductions.

Our Healthcare/Home Environment segment is new this quarter and consists of the Kaz business. Kaz is world leader in providing a broad range of consumer products in two primary product categories consisting of Healthcare and Home Environment. Kaz markets a number of well-recognized brands including Vicks, Braun, Honeywell, Kaz, Smart-Temp, SoftHeat, Duracraft, Protec, Stinger, and NOsquito.

Healthcare/Home Environment net sales revenue for the two months since acquisition was $69.2 million.

Consolidated gross profit for the fourth quarter was $103.8 million, which is 43.8% of net sales, compared to $68.2 million or 44.8% of net sales in the prior year fourth quarter. This is a dollar increase in gross profit of $35.6 million and a percentage increase in dollar terms of 52.1%.

Gross profit margin as a percentage to sales decreased one percentage point. Decline in gross profit margin is primarily due to the acquisition of Kaz, which operates with a lower gross profit margin than our other businesses.

Kaz’s dilutive impact in gross profit margin was partially offset by the impact of commodity cost decreases in fiscal ‘10 that continue to cycle through our cost of goods sold and a change in sales mix as grooming, skin and hair care solutions, with comparatively higher margins, has become a more significant portion of the company’s overall net sales revenue.

Selling, general and administrative expense for the fourth quarter of fiscal 2011 was $72.3 million, which is 30.5% of net sales, compared to $47.7 million, which is 31.3% of net sales in the prior year fourth quarter.

This a dollar increase of $24.7 million and it’s a percentage increase in SG&A of 51.8% in dollar terms. As a percentage of sales, it is 0.8 percentage point decrease year-over-year. The improvement in SG&A is due to operating leverage gained on higher net sales revenue year-over-year.

Interest expense for the fourth quarter was $3.3 million or 1.4% of net sales revenue compared to $2.1 million or 1.4% of net sales revenue in the same quarter last year. The increase in interest expense is due to additional debt outstanding associated with the Kaz acquisition.

Income tax expense for the fourth quarter fiscal 2011 was $2.2 million, compared to $1.9 million in the fourth quarter of fiscal 2010. Fourth quarter income tax expense was 8.3% of pre-tax earnings, compared to 10.3% effective tax rate in the same quarter last year. The decrease in the effective tax rate year-over-year results primarily to the reversal of the reserve for an uncertain tax position for which the statutes of limitations have now expired.

I will now discuss our financial position. Our cash and cash equivalents balance was $27.2 million at February 28, 2011, compared to $110.2 million at February 28, 2010, and we had $71 million of borrowings on our $150 million revolving line of credit.

Our long-term investment balance was $20.7 million at February 28, 2011, compared to $20.5 million at February 28, 2010. Accounts receivable were $188.4 million at February 28, 2011, compared to $109.7 million at February 28, 2010. The increase in receivables is primarily due to the Kaz acquisition.

Receivables turnover improved to 64.7 days at February 28, 2011 from 65.3 days at February 28, 2010. Inventory at February 28, 2011 was $217.2 million compared to $124 million at February 28, 2010. The increase in inventory relates primarily to the Kaz acquisition and also the increase in our business as a result of the Pert and Sure acquisition.

Inventory turnover improved to 2.7 times at February 28, 2011 compared to 2.5 times at February 28, 2010. Stockholders’ equity increased $101.8 million to $685.5 million at February 28, 2011, compared to $583.8 million at February 28, 2010.

We are progressing with the integration of Kaz with the expectation of realizing estimated synergies in excess of $10 million to be achieved in the second full year of operations as previously disclosed on December 9, 2010.

I will now open it up for questions.

Operator:  Ladies and gentlemen, the question and answer session will now begin. If you’re using a speakerphone today, please pick up the handset before pressing any numbers. If you would like to ask a question, please press star 1 on your telephone keypad at this time. Should you wish to withdraw your question please press star 2. Your question will be addressed in the order in which it is received.

We’ll take our first question from Ann Gilpin with Jeffries.

Ann Gilpin:  Yes thank you. A question specifically on the Kaz margin profile. I know you talked a little bit about your synergy expectations but are the margins - have those kind of tracked better than you expected, and have you noted any early synergy opportunities there?

Tom Benson:  The margins are in line with our expectations on Kaz. We are working on the synergies on our sourcing side and basically we have two different offices in China. And over time, we’ll work on suppliers or alternative suppliers for the Kaz business. That’s a longer lead time than combining our operations in China.

Ann Gilpin:  Great. And a question on OXO Tot. Can you at all quantify its contribution in the quarter and if not, maybe could you qualitatively talk about whether its distribution is meeting your expectation and if there are maybe any manufacturing constraints that have been limiting at all?

Tom Benson:  The OXO Tot line continues to grow and it continues to achieve new placement. We had good sales in the fourth quarter. We do have additional products that are going to be coming out under that line for this year. So, it’s a growing line but it’s a pretty small line and has small distribution still. So...

Ann Gilpin:  Okay.

Tom Benson:  ...we’re very proud of it and it’s been very successful but it’s not the real large seller.

Ann Gilpin:  Okay, great, thank you. And then, if I could just switch real quickly to talk a little bit about input cost inflation. You know, we’ve been seeing that affecting a lot of other companies in this space. Could you talk about maybe what your expectations are for that heading into next year? In light of that, how tenable an option is price increases given some of the softness at retail you’ve commented on?

Gerald Rubin:  Well, you know, as we’ve talked about for years, increased costs are with us and they’ll probably continue to be with us forever. We try to increase our prices to the retailers where we can; otherwise we increase the price on the new products that we come out with.

And it’s something that we constantly watch because, as you know, petroleum is going up, the yuan, the RMB exchange rate is changing, other commodity prices are changing also. So it’s something that we live with and we work with it every day.

You know, our gross profit, you know, we did very, very well this past year increasing to 44.9% from 43%, even with the lower margins that we get from the Kaz operations. So, it’s something that we’re aware of and we work on every day.

Ann Gilpin:  Got it. And if I could just finish up with the couple of housekeeping questions? First, what was the impairment charge related to in the quarter? And then secondly, in December, I think you gave an EPS range for F 2012 as $3.40 to $3.50, does that still hold?

Tom Benson:  On the impairment charge, there was a line of products in our Houseware area that we decided to no longer support, so we wrote off some patents associated with that and wrote down some inventory.

In our Personal Care area we did testing on one of our trademarks and we have a small impairment on that. At this time, on our earnings that - expectations that we put out in December we are not doing any update to them, so we still have the same earnings expectations.

Ann Gilpin:  Great. Thank you.

Operator:  We’ll go next to Jason Gere with RBC Capital Markets.

Joe Spack:  Hi, good morning. This is actually Joe Spack in for Jason.

Gerald Rubin:  Good morning. Can you speak up a little bit better?

Joe Spack:  Sure, can you hear me now?

Gerald Rubin:  Yes, now we can hear you, yes.

Joe Spack:  Just a couple of questions. First, on the quarter, you know, I think, there was a little surprise by the good SG&A leverage and, I mean, I appreciate the power in the model. But I would have expected that there - and I think you alluded to this — there would have been some, you know, deal and transaction transition costs associated with Kaz in the quarter. So, I was wondering if those did come through and if, you know, other spending was held back or if you cut back on advertising to sort of help offset that higher cost pressure.

Tom Benson:  Jason, this is Tom Benson. We did have some transaction costs in the quarter. We also had some transaction costs in the third quarter because we started working on the Kaz acquisition in the third quarter. We did not really cut back on any costs.

We had some costs associated to implement some of our synergies that happened in the fourth quarter. There were some of those costs that were also incurred on the Kaz’s books before the closing. There were some changes that were made prior to our closing that went on to Kaz’s books instead of on the Helen of Troy books.

Joe Spack:  Okay, great. And then just on the guidance and I appreciate that you - you’re sort of holding to the $3.40 to $3.50 — but you also said that, you know, Kaz is sort of delivering in line with what you thought and that was originally, you know, 30-40 cents of accretion and given that you did $3 this year, I mean, are there other pressures in sort of the rest of the legacy business maybe from some, you know, obviously there is higher inputs I know you guys are trying to manage them, but is it a little worse than expected so may be the core gross margins are a little lower that are offsetting that or how should we think about those factors?

Gerald Rubin:  Joe, this is Jerry. I mean, you’re right, we do have expectations and certainly working earnings to the bottom line from Kaz. But, you know, we do have all these price pressures; it’s something as I mentioned before on the previous call that we work on all the time.

And so, you know, we set our expectations at $3.40 or $3.50 and, you know, hopefully, you know, we will work towards - we’re beating those there. There, you know, there is all the headwinds that you have in business today of retailers and suppliers — well, the retailers and their sales and suppliers and their costs. So, you know, hopefully we’ll be able to beat the expectations.

Joe Spack:  Okay. Just a couple of housekeeping if I could. The Pert and Sure, was that still around that $17 million run rate for the quarter?

Tom Benson:  This is Tom Benson. It was $15.7 million for the quarter.

Joe Spack:  And was there an FX impact or a benefit for the company this quarter?

Tom Benson:  The FX reduced sales by $541,000.

Joe Spack:  Okay. And then last one, if I may. I think you previously stated that the tax rate next year should be moving higher, because I think you said Kaz had something like a 20% rate. Is that still accurate and then we should see a lower tax rate sort of in the back this year as, you know, more one time...

(Crosstalk)

Tom Benson:  Yes, our expectations are tax rates can go up a little bit with Kaz. We are working on integrating Kaz and OXO from a tax standpoint, but lot of those things take, you know, a fiscal year or so to get in place.

Joe Spack:  Okay great. Thank you.

Gerald Rubin:  You’re welcome.

Operator:  We’ll go next to Lee Giordano with Imperial Capital.

Lee Giordano:  Thanks, good morning. You mentioned in the release that the domestic retail environment has recently shown improvement. I was wondering if you could talk little bit about that and provide some color on what you are seeing out there as far as the consumer?

Gerald Rubin:  As far as retail sales, I mean, you know, you all certainly know more about than I do. You can read all the reports from the retail stores. Many are doing well, many are not. You know, I kind of think that the economy is growing but very, very small; I’m sure it’s growing something like 2% or less.

So, that’s something that we deal with but we plan on getting our increased revenue and profit from all the new products that we’re coming out with in all the divisions. So, we’re certainly hopeful that we’ll do better than the retailer’s average revenues are.

Lee Giordano:  Okay. And then separately on Kaz, can you talk about the seasonality of that business? How should we think about sales going forward on a quarterly basis this year?

Gerald Rubin:  The Kaz seasonality reflects the Helen of Troy’s seasonality so, there’s not a big difference. Kaz does have different product lines for the different seasons, you know, the fans and the mosquito traps and stuff and then they go to the heaters and things. So they don’t get the same gross profit margin on all their different lines of products. So actually, the summertime is a tougher gross profit margin period of time for the Kaz business.

Lee Giordano:  Great, thank you.

Operator:  Our next question comes from Jeff Matthews with Ram Partners.

Jeff Matthews:  Hi, thanks very much. I just wondered on Kaz, when I go into a Walgreens for example, it seems that they tend to be using Braun and Vicks in some categories as an umbrella for their private label. A, I wonder if that’s accurate, and B, what do you do about that, if anything?

Gerald Rubin:  Yes, you know, that’s just the way it is. We have brand names and retailers do stock our brand names; not everybody has their private label. Walgreens and I guess CVS are both known for having a lot of private label brands. That’s the way they run the business and, you know, it’s been in this way for years and nothing will change.

But other retailers - if you go to the major retailers, they only want to stock brand names, but drug store chain is a little different. They are ones that that have not in just this category, you know, but whether you buy liquid shampoo, creams or what not, you will find that there is a copy that they reproduces to sell it at lower prices than the brand names.

Jeff Matthews:  Sure, okay. And then if I could just follow up on that and ask what in the course of the last few months of running Kaz have you found that surprised you either plus or minus, or you didn’t expect?

Gerald Rubin:  You know, truly there hasn’t been any surprise. I think there’s more opportunities on sourcing and the synergies that we are working on all the time. We think there is a lot of good things that will happen. We always thought there were; now we think that they’re definitely there. We’re working together, Helen of Troy and Kaz, for the benefit of Helen of Troy, so no unusual surprises.

Jeff Matthews:  Great, thanks.

Operator:  Once again ladies and gentlemen star 1 at this time. We’ll go next to Steve Friedman with Wells Fargo Advisors.

Steve Friedman:  Good morning Jerry and Tom and Bob. Congratulations on a great quarter.

(Crosstalk)

Steve Friedman:  Could you tell me - you are projecting for 2012 $3.40-$3.50 and do you have in that model or in that a blended gross margin for the acquisition including Kaz?

Tom Benson:  Steve, this is Tom Benson. When we recorded Kaz, as we announced at that time, Kaz has lower gross profits on their business than the - I’ll call it the legacy Helen of Troy gross profits. So, we expect that the combined gross profit margins are going to decrease next year. I mean, we’re not giving out any specific number, but there will be a decrease when we have a full year of the Kaz business blended in.

Steve Friedman:  All right but with the modeling you’re using, again, we are using historic PE multiples in your growth, Jerry, we should be looking at something north of 50 on a stock price.

Gerald Rubin:  We’re looking forward to that.

Tom Benson:  And I know the shareholders are.

Steve Friedman:  Okay, thank you very much.

Tom Benson:  Thanks.

Operator:  Once again ladies and gentlemen star 1 if you have a question today. And with no further questions in the queue I’d like to turn the conference back to Mr. Rubin for any - to conclude. And we do have an additional question in the queue if you’d like to take it?

Gerald Rubin:  Yes please.

Operator:  We’ll go to Jason Gere for a follow up.

Joe Spack:  Hi, this is Joe again. Thanks for taking the follow up. I just was wondering, if you could just give a little but more color on the trends within Personal Care? I mean, I know that that business is still weak and, you know, retail is challenged there, but can you give us a little color on the breakout maybe between appliances and the lotions business, if you will?

Tom Benson:  Sure. This is Tom Benson. Our Personal Care core business for the fourth quarter had a decline of 4.4%. Our overall core business between Housewares and Personal Care was flat for the quarter.

Both the appliance side and the liquids and lotions are working very hard on new products and significant advertisements around liquids and lotions. So, our goal is to reduce and change the trends so we have core growth in those areas and things have been then improving.

Our domestic core growth in the fourth quarter actually grew; it’s the international that is still very challenging for us. The international, basically Latin America and Europe, and especially in Europe, the economies are very tough there and the consumer is not really back buying like they were. So, we see positive trends going on the Personal Care core and we hope to have very good news as the year goes on.

Joe Spack:  And then moving to OXO, I think you previously said mid-to-high single-digit growth. Is that still where you are comfortable with there?

Tom Benson:  Yes we’re still comfortable with that.

Joe Spack:  Okay. And then just one last one, I mean, I know advertising - I think you said it was moving up obviously this year with the inclusion of Pert and Sure, but when we think about the integration of Kaz, does that have below corporate average advertising or is it in line-ish?

Tom Benson:  Kaz don’t have the lower corporate advertising. They do a lot of their - they do certain advertising with the customers. They do not do a lot of general trade and media advertising. Our business where we do the most significant portion of that is our liquids and lotion business.

We have much smaller percentages in our appliance area, in our Kaz area. With our licensed products, we do get the benefit of advertising - brand advertising and that some of the advertising really comes through our royalty expense that we pay.

Joe Spack:  Okay so, it’s fair to say that there could be a little bit of - on a percent of sales basis, a benefit from getting Kaz into the mix?

Tom Benson:  On SG&A there could be a little benefit, yes.

Joe Spack:  Okay. Thanks a lot.

Tom Benson:  Okay.

Gerald Rubin:  Thanks.

Operator:  We do have another follow up question. We’ll go to Jeff Matthews.

Jeff Matthews:  Hi, thanks. I just wondered if you could talk about the cost increases coming out of China and whether those are affecting any of your future plans in terms of sourcing or likely to affect them in the next few years.

Gerald Rubin:  You know, the major purchasing that we do is in Asia; primarily in China. And although we’ve looked at other countries to make our products, it’s just not feasible. For certain commodities, yes, you can make in Brazil or Latin America or in India, but for our electrical products, you know, we need to make them in China.

But, on the other hand, so do our competitors; we’re not in a disadvantage. Prices go up, they go up for everybody. And prices just as you see in United States with gasoline or food, retailers do raise the prices and there is a trend in the United States for higher prices because of the costs of goods going up. So, again, I said it before, it’s just something we live with everyday, it’s been going on for years. You know, costs worldwide will go up. It’s just something that we have to live with.

Jeff Matthews:  Great, thanks.

Gerald Rubin:  Okay, thank you.

Operator:  And with no further questions in the queue, I’d like to turn the conference back to Mr. Rubin for any additional remarks.

Gerald Rubin:  Thank you to everyone for participating in today’s conference call for our fourth quarter and year end results. As you all know, we did have - this was our best year in our history. And we hopefully look forward to more increases in the coming year. We’ll have our next conference call after our first quarter earnings come out. Thank you again.

Operator:  Ladies and gentlemen, that does conclude today’s conference. And if you would like to access the replay for today’s call you may do so by dialing 888-203-1112 with a replay passcode of 8172329. This concludes today’s conference. Thank you all for your participating.

END